Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Amber Wallace

Senior Vice President, Marketing

330-720-6441

awallace@farmersbankgroup.com

Farmers National Banc Corp. Announces Receipt of Regulatory Approvals

for Merger with Tri-State 1st Banc, Inc.

CANFIELD, OHIO, September 8, 2015 – Farmers National Banc Corp. (“Farmers” or the “Company”) (NASDAQ: FMNB), the holding company for The Farmers National Bank of Canfield (“Farmers National Bank”), today announced that it has received regulatory approvals, including approval from The Federal Reserve Bank of Cleveland and the Office of the Comptroller of the Currency, necessary to complete the proposed merger of Tri-State 1st Banc, Inc. (“TSOH”) with and into FMNB Merger Subsidiary, LLC (“Merger Sub”), a newly-formed wholly-owned subsidiary of Farmers (the “Merger”), pursuant to the Agreement and Plan of Merger dated as of June 23, 2015 by and among TSOH, Merger Sub and Farmers (the “Merger Agreement”), and the related merger of TSOH’s wholly-owned subsidiary bank, 1st National Community Bank (“1st National”), with and into Farmers National Bank. Subject to the approval of the Merger by the shareholders of TSOH, and the satisfaction of other customary closing conditions contained in the Merger Agreement, the Merger is expected to be completed during the fourth calendar quarter of 2015.

ABOUT FARMERS NATIONAL BANC CORP.

Founded in 1887, Farmers is a diversified financial services company headquartered in Canfield, Ohio, with approximately $1.6 billion in banking assets and $1 billion in trust assets. Farmers’ wholly-owned subsidiaries are comprised of Farmers National Bank, a full-service national bank engaged in commercial and retail banking with 33 banking locations in Mahoning, Trumbull, Columbiana, Stark, Wayne, Medina, and Cuyahoga Counties in Ohio, Farmers Trust Company, which operates two trust offices and offers services in the same geographic markets and National Associates, Inc. Farmers National Insurance, LLC, a wholly-owned subsidiary of Farmers National Bank, offers a variety of insurance products.

If the Merger is completed, Farmers is projected to have assets of over $1.8 billion and will operate 38 branches.

ABOUT TRI-STATE FIRST BANC, INC.

Founded in 1995, TSOH is an Ohio Financial Holding Company and is the parent of 1st National, which was founded in 1987. TSOH is headquartered in East Liverpool, Ohio and has approximately $140 million in banking assets. 1st National is a full-service national bank engaged in commercial and retail banking with 4 banking locations in Columbiana County, Ohio and Beaver County, Pennsylvania. 1st National also operates a full-service trust department.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but rather statements based on the Company’s current expectations regarding its business strategies and its intended results and future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions, as well as any statements related to future expectations of performance or conditional verbs, such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance, and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that could cause Farmers’ actual results to differ materially from those described in the forward-looking statements can be found in Farmers’ Annual Report on Form 10-K for the year ended December 31, 2014, as amended, which has been filed with the Securities and Exchange Commission and is available on Farmers’ website (www.farmersbankgroup.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Factors that may cause or contribute to these differences may also include, without limitation, the Company’s failure to integrate TSOH and 1st National in accordance with expectations; deviations from performance expectations related to TSOH and 1st National; general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; competitive conditions in the banking markets served by the Company’s subsidiaries; the adequacy of the allowance for losses on loans and the level of future provisions for losses on loans; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on the Company’s behalf. The Company assumes no obligation to update any forward-looking statements.